Exhibit 10.5

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is made as of November 6, 2014, by and between ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company (“Landlord”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated July 2, 2002, as amended by that certain First Amendment to Lease dated March 25, 2003, as further amended by that certain Second Amendment to Lease dated April 30, 2003, as further amended by that certain Third Amendment to Lease dated October 30, 2003, as further amended by that certain Fourth Amendment to Lease dated December 15, 2003, as further amended by that certain Fifth Amendment to Lease dated as of July 8, 2011 (“Fifth Amendment”), and as further amended by that certain Sixth Amendment to Lease dated as of June 1, 2012 (as amended, the “Lease”), pursuant to which Tenant leases certain space containing approximately 68,020 rentable square feet (“Premises”), consisting of (i) approximately 51,000 rentable square feet (“780 Premises”) in that certain building located at 780 Memorial Drive, Cambridge, Massachusetts (formerly known as and referred to in the Lease as the “770 Premises” located at 770 Memorial Drive, Cambridge, Massachusetts, the “780 Building”), and (ii) approximately 17,020 rentable square feet (“790 Premises”) in that certain building located at 790 Memorial Drive, Cambridge, Massachusetts (the “790 Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Base Term of the Lease is scheduled to expire on January 31, 2016.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the Base Term of the Lease through March 31, 2025, and (ii) reflect the surrender of a portion of the 790 Premises consisting of approximately 13,159 rentable square feet on the third floor of the 790 Building, as shown on Exhibit A attached hereto (“Surrender Premises”) on January 31, 2016 (“Surrender Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Extension of Base Term. Notwithstanding anything to the contrary contained in the Lease, the Base Term (except with respect to the Surrender Premises) is hereby extended through March 31, 2025.

2.	Premises and Rentable Area of Premises. Commencing on February 1, 2016, the definitions of “Premises” and “Rentable Area of Premises” on Page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises: That portion of the Project, containing, in the aggregate, approximately 54,861 rentable square feet, namely, (i) all three (3) floors of the 780 Building (defined below), consisting of approximately 51,000 rentable square feet (the “780 Premises”), and (ii) a portion of the third floor of the 790 Building (defined below) consisting of approximately 3,008 rentable square feet and a portion of the first floor of the 790 Building consisting of approximately 853 rentable square feet (collectively, the “790 Premises”), all as determined by Landlord, as shown on Exhibit A. The 780 Premises and the 790 Premises are sometimes referred to collectively herein as the “Premises”.”

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“Rentable Area of Premises:	780 Premises:	51,000 sq. ft.
	790 Premises:	3,861 sq. ft.
	Total:	54,861 sq. ft.”

Commencing on February 1, 2016, Exhibit A attached to the Lease is modified to exclude the Surrender Premises.

Landlord and Tenant acknowledge and agree that, as of the date of this Seventh Amendment, all references in the Lease to the “770 Premises” shall be deemed to mean the “780 Premises” and all references in the Lease to “770 Memorial Drive, Cambridge, Massachusetts” shall mean “780 Memorial Drive, Cambridge, Massachusetts.”

3.	Base Rent. Tenant shall continue paying Base Rent as provided in the Lease through January 31, 2016. Commencing (i) on February 1, 2016, through January 31, 2018, Tenant shall pay Base Rent in the amount of $69.00 per rentable square foot of the Premises per annum, and (ii) on February 1, 2018, through March 31, 2025, Tenant shall pay Base Rent in the amount of $70.00 per rentable square foot of the Premises per annum.

Notwithstanding anything to the contrary contained in the Lease or in this Seventh Amendment, so long as Tenant is not in Default under the Lease, or been in Default under the Lease 3 or more times in the 12-month periods immediately preceding the time periods set forth below, Tenant shall not be required to pay any Base Rent for (i) 54,861 rentable square feet of the Premises for the period commencing on February 1, 2015, through July 31, 2015 (for the avoidance of doubt, Tenant shall continue to pay Base Rent during such period for the balance of the Premises consisting of 13,159 rentable square feet), (ii) February 1, 2016, through February 29, 2016, (iii) February 1, 2017, through February 28, 2017, and (iv) February 1, 2018, through February 28, 2018.

4.	Tenant’s Share.

a. Commencing on February 1, 2016, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share: 100% as to 780 Building, 7.98% as to the 790 Building”

b. As of the date of this Seventh Amendment, the following is hereby added as an exclusion to Operating Expenses under Section 5 of the Lease: “The cost of insurance covering debt service or similar financing charges.”

c. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Seventh Amendment, any and all references in the penultimate paragraph of Section 5 of the Lease to “60 days” shall be deleted and replaced with “120 days.”

d. Landlord agrees that, notwithstanding anything to the contrary contained in the Lease, Landlord shall deliver an Annual Statement to Tenant each year no later than 180 days after the end of the calendar year. Also, Landlord agrees to deliver to Tenant prior to the end of the third quarter of each calendar year during the Term a preliminary Annual Estimate for the following calendar year. Tenant specifically acknowledges and agrees that the amounts set forth in each preliminary Annual Estimate will be merely an estimate by Landlord and Landlord shall have no liability to Tenant in connection with such estimate and Tenant waives any and all claims which Tenant may have against Landlord in connection with such estimate including, without limitation, such estimate not being correct.

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5. Base Building Allowance. Landlord shall make available to Tenant a tenant improvement allowance equal to $20.00 per rentable square foot of the Premises, or $1,097,220 in the aggregate (the “Base Building Allowance”) for the design and construction of capital improvements to the 780 Premises acceptable to Landlord and Tenant that are reasonably intended to result in a reduction in Operating Expenses and/or extend the life of existing Building Systems, as reasonably determined by Landlord and Tenant (‘Base Building Alterations”). Landlord and Tenant agree that the preliminary scope of work for the Base Building Alterations attached hereto as Exhibit B has been approved by Landlord and Tenant. The Base Building Alterations shall be designed and constructed in accordance with this Section 5 and Section 12 of the Lease; provided, however, that notwithstanding anything to the contrary contained in Section 12 of the Lease, Landlord shall not unreasonably withhold, condition or delay its consent to Base Building Alterations desired by Tenant notwithstanding the fact that the Base Building Alterations will affect the structure of the 780 Building. The Base Building Allowance shall only be available for the design and construction of the Base Building Alterations. Except for the Base Building Allowance, Tenant shall be solely liable for all of the costs of the Base Building Alterations. If any rebate or credit is actually paid by any Governmental Authorities, any Utility provider or any other third party in connection with any Base Building Alterations actually constructed by Tenant, such rebate or credit shall be applied as follows: (i) to reimburse Tenant for any and all amounts, if any, paid by Tenant for such Base Building Alterations in excess of the Base Building Allowance, and (ii) the remaining balance of any such rebate or credits shall remain available for future Base Building Alterations. If any portion of the Base Building Allowance has not been requisitioned by Tenant on or before January 31, 2021, Tenant may elect, by delivery of written notice to Landlord, to apply up to 10% of the unused Base Building Allowance to Operating Expenses due and payable under the Lease by Tenant. Except as provided in the immediately preceding sentence, Tenant shall have no right or benefit (including any reduction in Base Rent) to any remaining balance of the Base Building Allowance not applied to the cost of Base Building Alterations prior to the expiration of the Base Term or to any rebate or credits remaining for use pursuant to sub-section (ii) above not used prior to the expiration of the Base Term to pay the cost of additional Base Building Alterations desired by Tenant. Notwithstanding anything to the contrary contained herein, Landlord has no obligation to pay any costs of the Base Building Alterations in excess of the Base Building Allowance. Tenant acknowledges that all Base Building Alterations shall become the property of Landlord upon installation and may not be removed by Tenant, nor shall Tenant have the right to remove such Base Building Alterations at any time during the Term.

With respect to any portion of the Base Building Allowance not used before January 31, 2016, commencing in the calendar year 2016, prior to July 30th of each year, Tenant shall deliver to Landlord for Landlord’s approval, in Landlord’s reasonable discretion, a preliminary scope of work and budget for the Base Building Alterations (which preliminary scope of work and budget shall be merely an estimate and shall not be binding on Tenant) for the Base Building Alterations desired by Tenant to be constructed during the 12-month period following Tenant’s delivery of such preliminary scope of work and budget to Landlord. The Base Building Alterations reflected in each applicable preliminary scope of work and budget shall be designed and constructed by Tenant pursuant to the terms of Section 12 of the Lease and this Section 5.

The Base Building Alterations may be constructed in phases. During the course of design and construction of any phase of Base Building Alterations, Landlord shall reimburse Tenant or pay directly to Tenant contractors on a pro rata basis a percentage of the costs of the applicable phase of the Base Building Alterations (equal to the percentage that the remaining Base Building Allowance bears to the total budget for such Base Building Alterations) once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release (which shall be in the statutory form, where applicable) for each progress payment and unconditional lien releases (where permitted pursuant to Legal Requirements) for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment (collectively, the “Reimbursement Deliveries”), no later than 30 days following receipt of such draw request. Upon completion of the applicable phase of Base Building Alterations (and prior to any final disbursement of the Base Building Allowance in

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connection with such phase of Base Building Alterations) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on such phase of the Base Building Alterations and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans or marked-up construction drawings for the Base Building Alterations constructed during such phase. If Landlord does not reimburse the cost of Base Building Alterations (up the full amount of the Base Building Allowance) to Tenant within (x) if Landlord does not dispute such costs, the date that is 90 days after Tenant’s delivery to Landlord of all required Reimbursement Deliveries, or (y) if Landlord disputes such costs, the date that is 90 days after the earlier to occur of (1) the date the parties mutually agree on such costs and Landlord’s responsibility therefor, and (2) the date a final judgment is issued by a court of law or an out of court settlement is reached by the parties with respect to such costs, then, in each case, Tenant may deduct from Base Rent next payable by Tenant under the Lease the amount of such costs.

The general contractor for the Base Building Alterations shall be TRG Builders, The Richmond Group or another general contractor selected by Tenant, subject to Landlord’s reasonable approval. Prior to the commencement of each phase of the Base Building Alterations, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the architect), and certificates of insurance from any contractor performing any part of such phase of the Base Building Alterations evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

Tenant shall pay to Landlord administrative rent equal to 1% of the costs incurred by Tenant in connection with any Base Building Alteration for monitoring and inspecting the construction of the Base Building Alterations, which sum shall be payable from the Base Building Allowance. Landlord shall not be entitled to collect any additional fee from Tenant in connection with the monitoring and inspecting the construction of the Base Building Improvements.

Notwithstanding anything to the contrary contained in this Seventh Amendment or in the Lease, Tenant may not perform any Base Building Alterations in the 790 Building.

Immediately following the substantial completion by Tenant of any Base Building Alterations, Tenant shall, at Tenant’s cost, take all necessary steps required to assign to Landlord all available warranties/guaranties with respect to such Base Building Alterations. Immediately upon such assignment of such warranties/guaranties to Landlord, such Base Building Alterations shall immediately be deemed either a structural portion of the Project or a Building System under the Lease and Landlord shall be responsible in accordance with the terms of Section 13 of the Lease to maintain such Base Building Alterations.

6.	Security Deposit. Effective as of the date of this Seventh Amendment, the definition of “Security Deposit” on the first page of the Lease is deleted in its entirety and replaced with the following:

“Security Deposit: $630,901.50”

Landlord currently holds a Security Deposit of $1,109,575.71 under the Lease. Concurrent with Tenant’s delivery of a signed original of this Seventh Amendment to Landlord, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit being held by Landlord reducing the amount of such Letter of Credit to $630,901.50.

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7.	Additional TI Allowance. Commencing on the date of this Seventh Amendment, Landlord shall make available to Tenant a tenant improvement allowance equal to $35.00 per rentable square foot of the Premises, or $1,920,135 in the aggregate (“Additional Allowance”), for the design and construction after the date of this Seventh Amendment of Alterations to the Premises (which Alterations shall be designed and constructed pursuant to and in accordance with this Section 7 and Section 12 of the Lease) (“Seventh Amendment Alterations”). Except as otherwise provided in this Section 7, the Additional Allowance shall only be available for the hard and soft costs of construction of such Seventh Amendment Alterations; provided that a portion of the Additional Allowance, up to $2.00 per rentable square foot of the Premises may be used toward the cost of Tenant’s teledata/computer cabling for the Premises. Tenant acknowledges that upon the expiration of the Term of the Lease, all Seventh Amendment Alterations shall become the property of Landlord and may not be removed by Tenant, nor shall Tenant have the right to remove such Seventh Amendment Alterations at any time during the Term. Except for the Additional Allowance, Tenant shall be solely liable for all of the costs of any and all Seventh Amendment Alterations.

The Seventh Amendment Alterations may be constructed in phases. During the course of design and construction of any phase of Seventh Amendment Alterations, Landlord shall reimburse Tenant or pay directly to Tenant’s contractors on a pro rata basis a percentage of the costs of the applicable phase of the Seventh Amendment Alterations (equal to the percentage that the remaining Additional Allowance bears to the total budget for such Seventh Amendment Alterations) once a month against a draw request in Landlord’s standard form and all applicable Reimbursement Deliveries, no later than 30 days following receipt of such draw request. Upon completion of the applicable phase of Seventh Amendment Alterations (and prior to any final disbursement of the Additional Allowance in connection with such phase of Seventh Amendment Alterations) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on such phase of the Seventh Amendment Alterations and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans or marked-up construction drawings for the Seventh Amendment Alterations constructed during such phase. Landlord shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises as part of the Seventh Amendment Alterations. If Landlord does not reimburse the cost of Seventh Amendment Alterations (up the full amount of the Additional Allowance) to Tenant within (x) if Landlord does not dispute such costs, the date that is 90 days after Tenant’s delivery to Landlord of all required Reimbursement Deliveries, or (y) if Landlord disputes such costs, the date that is 90 days after the earlier to occur of (1) the date the parties mutually agree on such costs and Landlord’s responsibility therefor, and (2) the date a final judgment is issued by a court of law or an out of court settlement is reached by the parties with respect to such costs, then, in each case, Tenant may deduct from Base Rent next payable by Tenant under the Lease the amount of such costs.

The contractor for the Seventh Amendment Alterations shall be selected by Tenant, subject to Landlord’s approval. Prior to the commencement of each phase of the Seventh Amendment Alterations, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the architect), and certificates of insurance from any contractor performing any part of such phase of the Seventh Amendment Alterations evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

With respect to any portion of the Additional Allowance not used before January 31, 2016, commencing in the calendar year 2016, prior to July 30th of each year, Tenant shall deliver to Landlord for Landlord’s approval, in Landlord’s reasonable discretion, a preliminary scope of work and budget (which preliminary scope of work and budget shall be merely an estimate and shall not be binding on Tenant) for the Seventh Amendment Alterations desired by Tenant to be constructed during the 12-month period following Tenant’s delivery of such preliminary scope of

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work and budget to Landlord. The Seventh Amendment Alterations reflected in each applicable preliminary scope of work and budget shall be designed and constructed by Tenant pursuant to the terms of Section 12 of the Lease and this Section 7. Notwithstanding anything to the contrary contained herein, Tenant may, upon written notice to Landlord, elect to use all or a portion of the Additional Allowance to cover costs of the Base Building Alterations for which Tenant is responsible, if any. The Additional Allowance shall only be available for use by Tenant for the design and construction of Seventh Amendment Alterations (or, if elected by Tenant pursuant to the immediately preceding sentence, the cost of Base Building Alterations for which Tenant is responsible). Tenant shall have no right to the use or benefit of any portion of the Additional Allowance not requisitioned by Tenant in accordance with this Section 7 prior to the expiration of the Term.

8.	Surrender of the Surrender Premises. The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Date. Tenant shall voluntarily surrender the Surrender Premises on or before such date in the condition which Tenant is required to surrender the Premises as of the expiration of the Lease and in compliance with the surrender requirements set forth in the Lease. From and after the Surrender Date, Tenant shall have no further rights or obligations of any kind with respect to the Surrender Premises. Notwithstanding the foregoing, those provisions (i) of Section 5 of the Lease providing for the reconciliation of Operating Expenses, and (ii) which, by their terms, survive the termination of the Lease, shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises as provided for herein. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Date.

9.	Right to Extend. As of the date of this Seventh Amendment, Section 41 of the Lease is hereby deleted in its entirety and replaced with the following and Tenant shall have no other right to extend the Term of the Lease except as set forth in this Section 41:

“41. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have two (2) rights (each, an “Extension Right”) to extend the term of the Lease for five (5) years each (each, an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent or any Work Letter).

Upon the commencement of any Extension Term, Base Rent shall be payable at 95% of the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined in accordance with this Section 41 for combined laboratory and office space in Cambridge, Massachusetts comparable to the Premises in age, quality (including all Landlord’s Work, Tenant Improvements, Alterations (including, without limitation, the Base Building Alterations and the Seventh Amendment Alterations) and other improvements), level of finish, and proximity to amenities and public transit, taking into account all such other factors as are typically considered in arms length negotiations of rental rates for combined laboratory and office space comparable to the Premises in Cambridge, Massachusetts. In addition, Landlord may impose a reasonably determined market rent for the parking rights provided hereunder.

Tenant shall exercise each Extension Right, if at all, as follows: (i) Tenant shall deliver written notice to Landlord (the “Interest Notice”) not more than sixteen (16) months nor less than thirteen (13) months prior to the expiration of the Base Term of this Lease or, if applicable, the expiration of the prior Extension Term, stating that Tenant may be interested in exercising such Extension Right; (ii) if Tenant delivers an Interest Notice to Landlord, Landlord shall deliver written notice (the “Extension Rent Notice”) to Tenant not later than the date that is twelve (12) months prior to the expiration of the Base Term of this Lease or, if applicable, the expiration of the prior

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Extension Term, setting forth Landlord’s determination of the Market Rent; (iii) if Tenant, within 30 days after Landlord’s delivery to Tenant of an Extension Rent Notice does not agree with Landlord’s determination of Market Rent and escalations, Tenant shall deliver to Landlord a notice objecting to Landlord’s determination (“Objection Notice”), which Objection Notice shall include Tenant’s proposal for the Market Rate and escalations, (iv) promptly following Landlord’s receipt of the Objection Notice, the parties shall submit the determination of the Market Rate and escalations to arbitration in accordance with Section 41(b) below, and (v) following the determination of the Market Rate and escalations pursuant to the arbitration, if Tenant wishes to exercise such Extension Right, Tenant shall, on or before the date (the “Exercise Date”) which is ten (10) months prior to the expiration of the Base Term of this Lease or, if applicable, the expiration of the prior Extension Term, exercise such Extension Right by delivering written notice (“Extension Notice”) thereof to Landlord. Tenant acknowledges and agrees that, if Tenant has delivered an Extension Notice to Landlord pursuant to this paragraph, Tenant shall have no right thereafter to rescind such Extension Notice or elect not to extend the term of the Lease for the Extension Term subject to the Extension Notice.

(b) Arbitration.

(i) Within 10 days after Tenant’s delivery to Landlord of an Objection Notice, Landlord and Tenant shall each, by written notice delivered to the other, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 20 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and laboratory real estate in the greater Boston metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of office and laboratory space in the greater Boston metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Rights are personal to Tenant and are only assignable by Tenant pursuant to a Permitted Assignment. All other assignments of the Extension Rights shall be subject to Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease. In addition to the foregoing, at Landlord’s option, Tenant shall not have the right to exercise an Extension Right if subleases (other than Permitted Assignments) affecting more than 50% of the 780 Premises are in effect at the time of such exercise and at the commencement of such Extension Term.

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(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times with respect to the payment of Rent, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which an Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Extension Right.

(f) Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of such Extension Term, (i) Tenant fails to timely cure any Default by Tenant then existing under this Lease for which Tenant received the applicable notice; or (ii) Tenant has Defaulted 3 or more times with respect to the payment of Rent during the period from the date of the exercise of an Extension Right to the date of the commencement of the applicable Extension Term, whether or not such Defaults are cured.”

10.	Parking. Effective as of the date of this Seventh Amendment, the first paragraph of Section 10 of the Lease is hereby deleted in its entirety and replaced with the following:

“10. Parking, Transportation. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right to park in (a) 47 reserved spaces in the parking garage located in the Project in the locations shown on Exhibit E and 19 non-reserved spaces on the surface parking lot in the Project, in each case subject to Landlord’s reasonable, non-discriminatory parking rules and regulations consistent with this Section 10 and payment of $230 per month during the Term for each garage parking space and $170 per month for each surface parking space and (b), in addition, until the Surrender Date, 11 reserved spaces in the parking garage located in the Project in the locations shown on Exhibit E and 3 non-reserved spaces on the surface parking lot in the Project, subject to payment at the rate of $273.64 per month during the Term for each garage parking space and $179.17 per month for each surface parking space (collectively, the charges in clauses (a) and (b) are referred to as the “Parking Charges”). Commencing on December 1, 2015, and continuing thereafter on each December 1st of each year during the term of this Lease thereafter (each, a “Parking Charge Adjustment Date”), the Parking Charges provided for in clause (a) of the preceding sentence shall be increased by multiplying the Parking Charges payable immediately before such Parking Charge Adjustment Date by 3% and the Parking Charges provided for in clause (b) of the preceding sentence shall be adjusted to market rate, each such increase not to exceed 5% of the amount paid for the immediately preceding year (each such percentage, a “Parking Charge Adjustment Percentage”) and adding the resulting amount to the applicable Parking Charges payable immediately before such Parking Charge Adjustment Date. The Parking Charges, as so adjusted, shall thereafter be due as provided herein. Landlord shall give Tenant written notice indicating the Parking Charges, as adjusted pursuant to this Section 10, and Tenant shall pay to Landlord an amount equal to any underpayment of Parking Charges by Tenant within 30 days of Landlord’s notice to Tenant. Failure to deliver such notice shall not reduce, abate, waive or diminish Tenant’s obligation to pay the adjusted Parking Charges. Landlord shall impose and uniformly enforce parking rules and regulations upon all users of the parking garage and the surface parking lot in the Project.

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Tenant acknowledges that the requirements related to parking and transportation demand management set forth in Exhibit F attached to the Lease, with respect to which Tenant is required to comply, are required pursuant to that certain Parking and Transportation Demand Management Plan, as may be amended (“PTDM”), a copy of which is attached to this Seventh Amendment as Exhibit F. Tenant acknowledges that Operating Expenses shall include expenses and assessments related to the PTDM (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 of the Lease).”

11.	Utilities. Notwithstanding anything to the contrary contained in the Lease, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 3 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 3 consecutive business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises, HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. The provisions of this paragraph shall not apply to any sublessee of Tenant. To the extent that the Service Interruption is the result of a casualty or a Taking, such Service Interruption shall be governed by the terms of Section 18 or Section 19 of the Lease, as applicable, and the terms of this Section 11 shall not apply.

Notwithstanding anything to the contrary contained in this Section 11, Tenant shall also have the self-help right provided for in Section 15 of this Seventh Amendment.

Upon written notice to Landlord, Tenant may elect, at any time during the Term, to retain a third party reasonably acceptable to Landlord to provide janitorial services to the Premises, in which case Tenant shall pay such third party directly for such janitorial services and janitorial services to the Premises only shall be excluded from Operating Expenses. Unless Tenant delivers Landlord written notice that it has elected to retain a third party to provide janitorial services to the Premises pursuant to the immediately preceding sentence, Landlord shall provide janitorial services to the Premises in a manner consistent with comparable first class laboratory/office buildings within the vicinity of the Building and Landlord shall charge Tenant directly for the actual cost of such janitorial services.

12.	Alterations. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to furnish any security or make other arrangements to assure the payment of Alterations; provided, however, that Tenant shall continue to be required to complete all such Alterations free and clear of liens.

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Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any Alterations or improvements existing in the Premises as of the date of this Seventh Amendment, any future office Alterations or improvements to the Premises, or any laboratory Alterations and improvements to the Premises that will be useable by future laboratory tenants of the Premises, as reasonably determined by Landlord, at the expiration or earlier termination of the Term nor shall Tenant have the right to remove such Alterations at any time (except as may otherwise be permitted under the Lease). Landlord shall, if requested by Tenant in writing at the time Landlord’s approval of any such Alteration or improvements is requested notify Tenant whether Landlord requires that Tenant remove such Alteration or improvement upon the expiration or earlier termination of the Term.

Tenant hereby discloses to Landlord that Tenant plans to install and/or construct in the Premises (although Tenant shall have no obligation to install or construct in the Premises) certain improvements including, without limitation the following items: security systems, kitchen and cafeteria facilities consistent with a first class office use, data cabling, lobby modifications in the 780 Building, restrooms, a fitness facility, and utilities consistent with first class office and laboratory use (collectively, “Planned Improvements”). Landlord and Tenant acknowledge and agree that the Planned Improvements shall be designed and constructed as Seventh Amendment Alterations in accordance with Section 12 of the Lease and Section 7 of this Seventh Amendment. Landlord agrees to reasonably cooperate with Tenant, at no cost to Landlord, in connection with Tenant’s efforts to obtain utility easements reasonably required in connection with Tenant’s installation of utilities as part of the Planned Improvements. Tenant shall not be required to remove any Planned Improvements actually installed or constructed by Tenant at the expiration or earlier termination of the Term nor shall Tenant have any right to remove any of the Planned Improvements actually installed or constructed by Tenant.

Exhibit G to the Lease is hereby amended to include the items set forth on Exhibit D attached to this Seventh Amendment.

13.	Assignment.

a. The second sentence of Section 22(a) of the Lease is hereby deleted in its entirety.

b. Section 22(b) of the Lease is hereby deleted in its entirety and replaced with the following:

“(b) Recapture. If Landlord exercises an Assignment Termination (as defined in Section 22(c) below) in connection with any proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then effective subleases) 50% of the Premises pursuant to Section 22(b) below and Tenant does not withdraw the applicable Assignment Notice (as defined in Section 22(c) below), which results in the termination of the Lease with respect to the portion of the Premises reflected in such Assignment Notice, the Rentable Area of the Premises, Base Rent, Tenant Share of Operating Expenses, Tenant’s Parking Spaces and any other amounts calculated based on the Rentable Area of he Premises shall be proportionately revised to reflect such deletion in an instrument to be executed by Landlord and Tenant confirming the same.”

c. Section 22(c) of the Lease is hereby deleted in its entirety and replaced with the following:

“(c) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 180 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing

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such information then in Tenant’s possession or control about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease, to be followed by such assignment or sublease document in its final form when available (provided that Landlord shall further have the right to review and approve or disapprove the proposed form of sublease before the effective date of such subletting) and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent (provided that any consent by Landlord shall not be unreasonably withheld, conditioned or delayed); or (iii) if the proposed assignment, hypothecation or other transfer or subletting concerns more than (together with all other then-effective subleases) 50% of the Premises for all or substantially all of the remaining Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”), subject to Tenant’s right to withdraw the subject Assignment Notice as provided below. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency, unless such governmental agency is then leasing other space in the Project from Landlord; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; and (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement in violation of this Lease. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within ten (10) business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord for all of Landlord’s reasonable out-of-pocket expenses in connection with its consideration of any Assignment Notice, in an amount not to exceed $2,250 per request.

Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required. For the purposes of this Lease, an entity shall be deemed to “control” another entity if it owns fifty-one percent (51%) or more of the outstanding voting stock of such entity, if such entity is a corporation or other majority

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equity and control interest, if such entity is not a corporation, and possesses the power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord (unless Tenant is prohibited from providing such notice by confidentiality or Legal Requirements in which case Tenant shall notify Landlord promptly thereafter) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that all of the following apply: (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a bona fide business purpose and not principally for the purpose of transferring the Lease, (ii) immediately following the transaction, the valuation or equity market capitalization (as independently determined in accordance with generally accepted accounting principles (“GAAP”) or by a professional third party investor) of the assignee (or Tenant if Tenant is the surviving entity of the transaction) is not less than $250,000,000, and (iii) except in the case of a merger or other transaction pursuant to which Infinity Pharmaceuticals, Inc. is the surviving entity, such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

Notwithstanding anything to the contrary contained in this Section 22, Tenant shall have the right, without Landlord’s consent, but on prior written notice to Landlord, to permit (x) certain institutions and companies collaborating with Tenant (collectively, the “Research Parties”), and (y) certain vendors providing services to Tenant (collectively, “Service Providers”), to occupy a portion of the Premises during the Term not to exceed 15% of the Premises at any one time, subject to all of the following conditions: (i) the use of the Premises by all Research Parties and Service Providers is in a manner consistent with the use permitted under this Lease; (ii) no demising walls or separate entrances shall be constructed in the Premises to accommodate the Research Parties or Service Providers, and (iii) Tenant shall not collect any rent from any Research Parties or Service Providers. Tenant shall be fully responsible for the acts of all Research Parties, Service Providers and their invitees at the Project and under no circumstances shall Landlord have any liability to any Research Parties and/or Service Providers in connection with any of the rights granted to Research Parties and Service Providers under this paragraph and the Research Parties and Service Providers waive any claim that the Research Parties and Service Providers, as applicable, may now or in the future have against Landlord in connection with the occupancy by such Research Parties and Service Providers of a portion of the Premises pursuant to this paragraph. Notwithstanding anything to the contrary contained in this Lease, the right of any Research Parties or Service Providers to occupy a portion of the Premises shall remain subject to and subordinate to the terms of this Lease. Tenant shall be fully responsible for the acts of all Research Parties and Service Providers pursuant to this paragraph and Landlord shall have no liability to or in connection with any Research Parties or Service Providers.”

d. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to pay any Excess Rent to Landlord in connection with any Excess Rent paid by a sublessee or assignee pursuant to a Permitted Assignment.

e. Notwithstanding anything to the contrary contained in the Lease or in this Seventh Amendment, whether or not Landlord’s prior consent to such assignment or subletting is required, Tenant shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under the Lease.

14.	Signage. In addition to the signage rights granted to Tenant pursuant to Section 38 of the Lease, Tenant shall have the exclusive right to display, at Tenant’s sole cost and expense and otherwise subject to the terms and conditions of this Section 14, signage bearing Tenant’s name on the 780

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Building (“780 Building Sign”). Tenant further acknowledges and agrees that the 780 Building Sign including, without limitation, the location, size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be subject to and in compliance with Landlord’s signage program at the Project, if any, and applicable Legal Requirements. Landlord agrees that Tenant’s existing corporate logo and branding as of the date of this Seventh Amendment is hereby deemed approved for the purposes of color and design for signage purposes. Tenant shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the 780 Building Sign, for the removal of the 780 Building Sign at the expiration or earlier termination of the Lease and for the repair all damage resulting from such removal.

15.	Self-Help. Notwithstanding anything to the contrary contained in the Lease, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence or diligently prosecute the cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Building Systems affecting other tenants, the structure of the 780 Building, the structure of the 790 Building, or Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord which shall be made within 30 days’ after Tenant’s delivery of an invoice and any additional documentation reasonably requested by Landlord, with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of the Lease.

16.	Early Termination Rights. Notwithstanding anything to the contrary contained herein or in the Lease, as of the date of this Seventh Amendment, Section 6 of the Fifth Amendment is hereby deleted in its entirety and is null and void and of no further force or effect.

17.	Inspection and Access. Landlord shall comply with Tenant’s reasonable security requirements including, without limitation, the use of identification badges and identification verification, if applicable with respect to entering the Premises; provided, however, that Tenant has notified Landlord of such security requirements prior to Landlord’s entry into the Premises.

18.	Roof Rights. Section 39 of the original Lease is hereby deleted in its entirety and replaced with the following:

“39. Roof Equipment. As long as Tenant is not in default under this Lease, beyond any applicable notice and cure periods Tenant shall have the right at its sole cost and expense subject to compliance with all Legal Requirements, to install, maintain, and remove on the top of the roof of the 780 Building and 790 Building (based, in each case, on Tenant’s proportionate share of the space available for tenants on the applicable roof) in a location determined by Landlord one or more satellite dishes for Tenant’s use (having a diameter and height reasonably acceptable to Landlord), communication antennae, or other equipment (all of which having a diameter and height reasonably acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire or for other reasonably customary rooftop equipment purposes in connection with Tenant’s use of the Premises for the Permitted Use (such as supplemental HVAC units)( collectively, the “Roof Equipment”) on the following terms and conditions:

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(a) Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold, condition or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the 780 Building or the 790 Building, as applicable, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the 780 Building or the 790 Building, as applicable, (D) may reduce the then-existing leasable space in the 780 Building or the 790 Building, or (E) is not properly screened from the viewing public.

(b) No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the 780 Building or the 790 Building, as applicable, in locations reasonably acceptable to Landlord and only in the manner reasonably designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by or otherwise reasonably acceptable to Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall remove such equipment or pay such increase as Additional Rent within ten (10) days after receipt of a reasonably detailed invoice and other evidence of such increase reasonably requested by Tenant from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c) Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

(d) Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, if the Roof Equipment is not customary for typical office or laboratory use or is not in good order and repair, all as reasonably determined by Landlord, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the 780 Building and/or the 790 Building, as applicable. Tenant shall leave the portion of the roof where the Roof Equipment was located in substantially the same condition as such portion of the roof was prior to the installation of the Roof Equipment. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e) No Interference. The Roof Equipment shall not interfere with the proper functioning of any currently existing equipment or devices that have been installed by Landlord or for any other tenant of the 790 Building existing as of the date of this Seventh Amendment. Tenant agrees that

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any other tenant of the 780 Building or the 790 Building, as applicable, that currently has or in the future takes possession of any portion of the 780 Building or the 790 Building, as applicable, will be permitted to install such telecommunication equipment that is of a type and frequency that will not cause adverse interference to the Roof Equipment.

(f) Relocation. Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate (i) the Roof Equipment located on the roof of the 780 Building to another site on the roof of the 780 Building, and (ii) the Roof Equipment located on the roof of the 790 Building to another site on the roof of the 790 Building, in each case as long as such site reasonably meets Tenant’s sight line and interference requirements and does not unreasonably interfere with Tenant’s use and operation of the Roof Equipment.

(g) Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. So long as the 790 Building remains a multi-tenant building, before receiving access to the roof of the 790 Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(h) Appearance. If permissible by Legal Requirements, Landlord may require that the Roof Equipment visible from street level shall, at Landlord’s reasonable election, be screened or painted, at Tenant’s cost, the same color as the 780 Building or the 790 Building, as applicable.

(i) No Assignment. The right of Tenant to use and operate the Roof Equipment shall be personal solely to Infinity Pharmaceutics, Inc., and (i) except in connection with a Permitted Assignment or in connection with a sublease or assignment approved by Landlord pursuant to Section 22 of the Lease, no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) except in connection with a Permitted Assignment or in connection with an assignment or sublease approved by Landlord pursuant to Section 22 of the Lease, Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof.”

19.	Expansion Rights. Section 4 of the Fifth Amendment is hereby deleted in its entirety and replaced with the following:

“4. Right to Expand.

(a) Expansion in the 790 Building. Commencing in the calendar year 2015, after July 1st and prior to November 30th of each calendar year during the Base Term through November 30, 2022, Tenant may deliver to Landlord a written inquiry regarding whether Landlord anticipates that any space in the 790 Building will become available for lease by Tenant during the immediately following calendar year. Within 10 business days after receipt of Tenant’s inquiry, Landlord shall deliver to Tenant a written notice (“Potential Space Identification Notice”) identifying (i) the rentable square footage and location within the 790 Building of any space occupied by a then existing tenant whose lease is expiring during the immediately following calendar year (“Potential Available 790 Space”), (ii) whether the lease pursuant to which the Potential Available 790 Space is then subject contains a right to renew, and (iii) on what date such Potential Available 790 Space would become available if the lease contains a right to renew and the then existing tenant does not renew its occupancy of the Potential Available 790 Space (“Availability Date”). Tenant shall deliver a written notice to Landlord within 10 business days after Tenant’s receipt of Landlord’s Potential Space Identification Notice if Tenant desires to lease the Potential Available 790 Space (“Tenant Interest Notice”). With respect to any Potential Available 790 Space subject to a lease that contains a right to renew, Tenant’s rights under this Section 4(a) shall be subject to the election of any such then existing tenant to renew or

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otherwise extend its occupancy of such Potential Available 790 Space and if such then existing tenant elects to renew or otherwise extend its occupancy of the Potential Available 790 Space, Tenant shall have no right to lease such Potential Available 790 Space.

If Tenant has timely delivered a Tenant Interest Notice to Landlord with respect to a Potential Available 790 Space and the then existing tenant does not elect to renew its occupancy of the Potential Available 790 Space, then, on or before the date that is 15 business days after the then existing tenant of the Potential Available 790 Space waives its right or is deemed to have waived its right to renew its occupancy of the Potential Available 790 Space, if at all, Landlord shall deliver to Tenant a written notice identifying such Potential Available 790 Space as available for lease by Tenant (“Available 790 Space”), together with the terms and conditions on which Landlord is prepared to lease Tenant such Available 790 Space including, without limitation, the term for which Landlord is willing to Lease such Available 790 Space and Landlord’s good faith estimate of the Market Rate (as defined below) for such Available 790 Space (“Expansion Notice”). Notwithstanding the foregoing, if Tenant delivers a Tenant Interest Notice pursuant to the preceding paragraph with respect to Potential Available 790 Space then subject to a lease that does not contain a right to renew, then such space shall immediately constitute Available 790 Space and Landlord shall deliver an Expansion Notice to Tenant within 15 business days after Landlord’s receipt of the Tenant Interest Notice with respect to such Available 790 Space. If Landlord delivers to Tenant an Expansion Notice, Tenant shall have the right, but not the obligation, to elect to expand the Premises (each, an “Expansion Right”) to include any such Available 790 Space upon the terms and conditions in this Section 4. Tenant shall be entitled to exercise its right under this Section 4(a) only with respect to the entire Available 790 Space described in such Expansion Notice. Notwithstanding anything to the contrary contained herein, the initial Base Rent for the Available 790 Space shall be payable at the Market Rate. Base Rent shall thereafter be adjusted on each annual anniversary of the commencement date of the Lease with respect to the Available 790 Space by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined pursuant to Section 41 of the original Lease. Tenant shall have 15 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Acceptance Notice”). If Tenant delivers such notice to Landlord in a timely manner, Tenant shall be entitled to lease such Available 790 Space upon the terms and conditions set forth in the Expansion Notice and at the Market Rate. Tenant’s failure to deliver an Acceptance Notice to Landlord shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Available 790 Space identified in Landlord’s Expansion Notice, in which case Landlord shall have the right to lease the Available 790 Space to any third party on any terms and conditions acceptable to Landlord; provided, however, that if (i) Landlord intends to lease the Available 790 Space to a third party for less than ninety percent (90%) of the net effective rent contained in the Expansion Notice, or (ii) Landlord has not entered into a lease with a third party for the Available 790 Space within 9 months following the date of the Expansion Notice, then prior to leasing the Available 790 Space to a third party, Landlord shall again give Tenant an Expansion Notice and Tenant shall again have its Expansion Right with respect to the Available 790 Space, subject to the terms and conditions of this Section 4(a).

(b) Amended Lease. Following the timely and proper exercise of the Expansion Right, the parties shall promptly enter into an amendment to this Lease evidencing the same. If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice, or (ii) after the expiration of a period of 30 days from the date Tenant delivers an Acceptance Notice to Landlord, no Lease amendment for the Available 790 Space has been executed and Landlord tenders to Tenant an amendment to this Lease setting forth the terms for the rental of the Available 790 Space consistent with those set forth in the Expansion Notice and otherwise consistent with the general terms and conditions of the Lease (and for the avoidance of doubt, which do not include abatements of Rent, the Base Building Allowance, the Additional Allowance, any other tenant improvement allowances or work letters) and Tenant fails to execute such Lease amendment within 10 business days following such tender, then Tenant shall be deemed to have waived its right to lease such Available 790 Space.

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(c) Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times in the payment of Rent, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(d) Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Available 790 Space, (i) Tenant fails to timely cure any default by Tenant under the Lease for which Tenant has received notice; or (ii) Tenant has Defaulted 3 or more times in the payment of Rent during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Available 790 Space, whether or not such Defaults are cured.

(e) Rights Personal. Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.”

20.	Financial Information. So long as Tenant is a “public company” and its financial information is publicly available, then the delivery requirements of Section 42(c) of the Lease shall not apply.

21.	Recordation. Within a reasonable period following Tenant’s delivery to Landlord of an executed original of this Seventh Amendment, Landlord shall deliver to Tenant an amendment to the existing Notice of Lease dated July 2, 2002, in the form attached to this Seventh Amendment as Exhibit E (“Amended Notice of Lease”), executed and acknowledged by Landlord, which Tenant may cause the Amended Notice of Lease to be recorded, at Tenant’s sole cost and expense, in the Middlesex South Registry of Deeds.

22.	Fitness Center. Tenant acknowledges and agrees that only individuals that are entitled to occupy the portion of the Premises located within the 790 Building under the Lease on a full-time basis shall have the right to use of the common fitness room located within the 790 Building. The use of the fitness room by Tenant’s employees shall be subject to all reasonable rules and regulations established by Landlord with respect to the use of the fitness room.

23.	Shuttle. Landlord shall consult with Tenant when establishing shuttle schedules for the Project. Tenant may elect to hire its own shuttle services; provided, however, that Tenant’s hired shuttle services shall (i) be at Tenant’s sole cost and expense, (ii) be available for use by all tenants of the Project, (iii) pick up and drop off users of the shuttle service at all of the shuttle stops existing as of the date of this Seventh Amendment, (iv) be consistent with the service standards existing with respect to the existing shuttle services as of the date of this Seventh Amendment, and (v) comply with all requirements of the PTDM. If Tenant elects to hire its own shuttle service pursuant to the immediately preceding sentence, for the period that Tenant continues to run its own shuttle service, Tenant shall no longer have a right to use any shuttle service provided by Landlord, if any, and shall not be required to pay for Landlord’s shuttle services.

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24.	Landlord’s Repairs. Notwithstanding anything to the contrary contained herein, so long as Tenant is the only Tenant leasing space in the 780 Building, the vendors used by Landlord in connection with Landlord maintenance requirements under Section 13 of the Lease with respect to the 780 Building (“Building 780 Vendors”) shall be reasonably acceptable to Tenant. All Building 780 Vendors under contract for services to the 780 Building as of the date of this Seventh Amendment are hereby deemed approved by Tenant. If Landlord intends to commence using a new vendor with respect to the 780 Building, Landlord shall provide Tenant with written notice thereof (“Proposed 780 Vendor Notice”), which Proposed 780 Vendor Notice shall identify the proposed vendor, the scope of services the proposed vendor will provide and the estimated cost of such services. Tenant shall have the right to reasonably object to Landlord’s use of the vendor identified in a Proposed 780 Vendor Notice by delivery of written notice to Landlord of Tenant’s objection and the reasons therefor within 3 days after Landlord’s delivery to Tenant of a Proposed 780 Vendor Notice. If Landlord does not receive an objection notice from Tenant within such 3-day period, Tenant shall be deemed to have approved the vendor identified in such Proposed 780 Vendor Notice.

25.	Environmental Items. If Tenant delivers to Landlord written notice, along with evidence reasonably acceptable to Landlord, of the existence of Hazardous Materials at the Project which materially and adversely affects Tenant’s use of the Premises for the Permitted Use and requiring remediation pursuant to applicable Legal Requirements and Tenant can prove that the presence of such Hazardous Materials was not caused by, contributed to or exacerbated by Tenant or any Tenant Party, Landlord shall investigate such claim of Tenant and, if applicable, Landlord shall cause the remediation of (or use reasonable efforts to cause the responsible party to remediate) such Hazardous Materials requiring remediation pursuant to applicable Legal Requirements in a manner acceptable to Landlord in its sole and absolute discretion and otherwise in compliance with applicable Legal Requirements. Nothing in this Section 25 shall preclude Landlord from passing through the cost of such investigation and/or remediation as part of Operating Expenses (except to the extent the cost thereof is excluded from Operating Expenses pursuant to Section 5 of the Lease).

26.	Intentionally Omitted.

27.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Seventh Amendment and that no Broker brought about this transaction, other than CBRE-NE. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker (other than the brokers named in this Section 27) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Landlord shall be responsible for all commissions due to CBRE-NE arising out of the execution of this Lease in accordance with the terms of a separate written agreement between CBRE-NE and Landlord.

28.	Miscellaneous.

a. This Seventh Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Seventh Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Seventh Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

18

c. This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Seventh Amendment attached thereto.

d. Except as amended and/or modified by this Seventh Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Seventh Amendment. In the event of any conflict between the provisions of this Seventh Amendment and the provisions of the Lease, the provisions of this Seventh Amendment shall prevail. Whether or not specifically amended by this Seventh Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Seventh Amendment.

[Signatures are on the next page.]

19

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the day and year first above written.

TENANT:

INFINITY PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Adelene Perkins
Its:	Chairman and Chief Executive Officer

LANDLORD:

ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS Corp., a Maryland corporation, general partner

		By:	/s/ Jackie Clem
		Its:	VP Real Estate Legal Affairs

20

Exhibit A

Surrender Premises

Suite A (yellow)
Suite B (pink)
Suite C (orange)
Suite D (green)
Suite E (blue)
Suite 3C
Suite 3B
Suite 3D
Suite 3A
Infinity
ALEXANDRIA
EC-3

ALEXANDRIA.
Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Exhibit B

Preliminary Base Building Alterations Scope of Work

Proposed Scope Outline of Base Building Improvements to be carried out at 780 Memorial Drive. Landlord will have prior approval of actual new or replacement equipment.

HVAC Projects:

Heat Recovery Systems installation, including installation of central exhaust system

Chiller replacement or upgrade, including elimination of the use of ozone-depleting refrigerant such as R-22; increasing capacity

Boiler replacement or upgrade to more efficient models

AHU replacement or upgrade/Installation of redundant air handling capacity

HVAC Controls/Programming

Electrical Projects:

LED Lighting upgrades

Lighting -installation of motion sensors in common areas

Emergency Generator replacement or upgrade (if tenant can document need and project is approved by landlord prior to replacement/upgrade)

Installation of lightning protection system

Plumbing Projects:

Restroom upgrades

Hot water heater replacement, may include tank-less systems

pH neutralization system upgrades when full system replacement is needed

B-1

Exhibit C

Intentionally Omitted

C-1

Exhibit D

Additional Personal Property

Landlord and Tenant agree that the equipment described below may be removed by Tenant from the Premises, in each case except where such equipment was purchased using the Tenant Improvement Allowance:

Centrifuges

Freezers

Refrigerators

Bio Safety Cabinets

Incubators

Animal Cages and Racks

Freeze Dry Systems

Computer Servers and server racks

All other laboratory equipment, furniture and other equipment (not including lab hoods or benches) that is similar in nature to those listed above that are placed in the Premises by Tenant following the initial Tenant Work.

Exhibit E

Amendment to Notice of Lease

AMENDMENT TO NOTICE OF LEASE

As of November     , 2014

This Amendment to Notice of Lease amends that certain Notice of Lease (the “Notice”) dated July 2, 2002 by and between ARE-770/784/790 Memorial Drive, LLC, as Landlord, and Infinity Pharmaceuticals, Inc., as Tenant, recorded with the Middlesex South Registry of Deeds at Book                     , Page                     , and the Middlesex South Registry District of the Land Court as Document No.                     .

Pursuant to Section 4 of Chapter 183 of the General Laws of Massachusetts, notice is hereby given of the following amendments to the Notice:

Date of Lease:	The Date of Lease as set forth in the Notice is hereby amended and restated in its entirety as follows: “July 2, 2002, as amended by that certain First Amendment to Lease dated March 25, 2003, as further amended by that certain Second Amendment to Lease dated April 30, 2003, as further amended by that certain Third Amendment to Lease dated October 30, 2003, as further amended by that certain Fourth Amendment to Lease dated December 15, 2003, as further amended by that certain Fifth Amendment to Lease dated as of July 8, 2011, as further amended by that certain Sixth Amendment to Lease dated as of June 1, 2012, and as amended by that certain Seventh Amendment to Lease as of the date hereof (collectively, as it may be amended, the “Lease”).”

Premises:	The Premises as set forth in the Notice is hereby amended and restated in its entirety as follows: “The (a) first, second and third floors of 780 Memorial Drive (formerly known as 770 Memorial Drive), and (b) portions of the first floor and third floor of 790 Memorial Drive, as more particularly described in the Lease.”

Term:	The Term as set forth in the Notice is hereby amended and restated in its entirety as follows: “The term of the Lease commenced on and expires on March 31, 2025, with two consecutive rights to extend the term for five (5) years each as further described in the Lease.”

This Amendment to Notice of Lease is executed only for the purpose of giving notice of the existence of the Lease and is not intended to modify, expand or reduce any of the rights of Landlord and Tenant as set forth in the Lease. Except as expressly set forth herein, the Notice remains in full force and affect.

[The balance of this page has been intentionally left blank.]

EXECUTED under seal as of the date first above written.

LANDLORD:

ARE-770/784/790 MEMORIAL DRIVE, LLC,

a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P., managing member

	By:	ARE-QRS Corp., general partner

By:
Name:
Title:

TENANT:

INFINITY PHARMACEUTICALS, INC. a Delaware corporation

By:
Name:
Title:

State of California	}

County of

On                                       before me,                                                                                                                                                         ,

                        Date                                                          Here Insert Name and Title of the Officer

personally appeared
Name(s) of Signer(s)

,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

Place Notary Seal Above	Signature of Notary Public

COMMONWEALTH OF MASSACHUSETTS

                    , ss.

On this                     day of                     , 20        , before me, the undersigned notary public, personally appeared                     (name of document signer), proved to me through satisfactory evidence of identification, which were                     , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose[, (as partner for             , a corporation) (as             for             , a corporation) (as attorney in fact for                     , the principal) (as                     for                     , (a) (the)                     )].

                    (official signature and seal of notary)

My commission expires

Exhibit F

PTDM

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cambridge

CITY OF CAMBRIDGE • EXECUTIVE DEPARTMENT

Robert W. Healy, City Manager   Richard C. Rossi, Deputy City Manager

PTDM Ordinance – FINAL DECISION

Project: 784 Memorial Drive

Project Number: F-3 (Revised)

Applicant: Spaulding & Slye

Contact: Robert M. Dickey, Senior Vice President

Address: 255 State Street, Boston, MA 02109

Date of Application: 3/7/2000

Decision Deadline: 5/6/2000

Date of Issue: 3/15/2000

This form indicates the FINAL decision of the Parking and Transportation Demand Management Planning Officer with respect to the PTDM plan submitted for the project listed above. Please review the enclosed attachments, which include information about ongoing monitoring and reporting relative to this project.

Decision:

☐ Approve (attachment: approval letter and copy of plan)

☒ Approve with Conditions (attachment: letter of conditions and copy of plan)

☐ Deny (attachment: reason for denial and copy of plan)

Catherine E. Preston

Catherine E. Preston, AICP
Parking and Transportation Demand Management Planning Officer

2000 Things 2 Do in 2000

795 Massachusetts Avenue, Cambridge, Massachusetts 02139 Voice: 617.349.4300 Fax: 617.349.4307 TTY: 617.349.4242 Web: www.ci.cambridge.ma.us

ALEXANDRIA. Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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cambridge 2000

CITY OF CAMBRIDGE • EXECUTIVE DEPARTMENT

Robert W. Healy, City Manager   Richard C. Rossi, Deputy City Manager

March 15, 2000

Robert M. Dickey, Senior Vice President
Spaulding & Slye
255 State Street
Boston, MA 02109

Dear Mr. Dickey:

The attached form indicates my final decision on the revised Parking and Transportation Demand Management plan submitted for the proposed project at 784 Memorial Drive. The final decision is an approval with conditions, reflecting some changes that must be made to your plan. This letter spells out the conditions that are placed on your plan, as well as recommendations for additional TDM programs that I believe will further improve your non-SOV mode split. The last section lays out more details about implementation of the monitoring and reporting program that is required as part of your plan.

Spaulding and Slye's revised program of development and your continuing commitment to strong TDM measures represent a significant reduction in traffic impact from the previous plan. While some appealing elements of the previously approved plan have been eliminated with the reduced scope of the project, I believe that the revised plan with the conditions below will nonetheless assure that the project achieves its mode split commitment.

Plan Conditions

The following conditions are placed on the PTDM plan for 784 Memorial Drive:

- The applicant shall join the Charles River Transportation Management Association on behalf of the entire project (including the existing building at 784 Memorial Drive) upon 90% occupancy of either 770 or 790 Memorial Drive, whichever is completed first.

- The applicant must either on its own, or preferably in cooperation with the Charles River TMA and/or nearby developments, study the feasibility of providing shuttle service connecting the project to the B, C, and D branches of the Green Line. The study must at a minimum identify demand and estimate costs for such a service. When this study is complete, the applicant and any partners must present the results to the PTDM Planning Officer and to the Charles River TMA, along with a recommendation regarding the desirability of this service from a trip reduction perspective. The applicant is strongly encouraged to provide this service in cooperation with the TMA and/or other businesses if sufficient demand exists. The study must be completed within 3 months of 90% occupancy of the entire project.

2000 Things 2 Do in 2000

795 Massachusetts Avenue, Cambridge, Massachusetts 02139 Voice 617.349.4300 Fax 617.349.4307 TTY 617.349.4242 Web www.ci.cambridge.ma.us

ALEXANDRIA

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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- The applicant must reserve at least 10% of the parking spaces on site as preferential parking for ridesharing vehicles at locations near building entrances. It is understood that the number of parking spaces will grow to 28 of the total 237 spaces permitted. However, as the project is expected to be built in phases, the applicant may provide less than the full 28 spaces in the early phases of the project, provided that the percent of total parking available reserved HOV is at least 10%. This number may be adjusted in the future to reflect demand, but additional preferential parking must always be available to encourage new carpools and vanpools. The total number of parking spaces provided will not serve to unnecessarily encourage the use of single occupant vehicles. The applicant must ensure that the parking demand does not rise to exceed the parking supply, in order to avoid neighborhood impacts.

Additional Recommendations

In addition to the conditions listed above, I am recommending the implementation of the following additional TDM measures. If the current plan fails to maintain the SOV modal split at or below 66%, these programs are likely to be effective in further reducing the SOV modal split for the project.

- As stated in your plan, provide an MBTA pass subsidy for all employees working at the site. This pass subsidy should be in the range of 50% - 100% of cost.
- Implement an incentive program for employees who use alternative modes other than the MBTA. Potential incentives include financial rewards, time off, or prize giveaways.
- Charge employees for the full cost of their parking, either directly or through a commuter choice program.

Monitoring and Reporting

The reporting date for this project shall be the date of issue of a certificate of occupancy of the first building. Mode split information shall be reported every year on that date, beginning one year after the certificate of occupancy is issued. Driveway counts, parking utilization, and other traffic monitoring information for the project shall be reported every two years, beginning one year after the certificate of occupancy is issued.

If the certificate of occupancy is issued between January 1 and June 30, the monitoring shall take place during the months of September or October; if the certificate of occupancy is issued between July 1 and December 31, monitoring shall take place during the months of April or May. This will ensure that the monitoring captures a realistic assessment of the performance of the project, while giving you time to compile the results and report them to the City.

In closing, I would like to thank you for your continued understanding and involvement as we have developed and refined this TDM plan, both on a voluntary basis and through the PTDM ordinance process. I look forward to working with you in the future as you implement the elements of this

• Page 2

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plan. If you have any questions, please feel free to contact me by phone at 617-349-4673 or by email at *cpreston@ci.cambridge.ma.us*.

Sincerely,

Catherine E. Preston

Catherine E. Preston, AICP
Parking and Transportation Demand Management Officer

cc: Robert Healy, City Manager
Beth Rubenstein, Assistant City Manager for Community Development
Susan Clippinger, Director of Traffic, Parking, and Transportation
Susanne Rasmussen, Director of Environmental and Transportation Planning
Robert Bersani, Director of Inspectional Services

• Page 3

ALEXANDRIA

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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17 Y

BOTH WAYS

CITY OF CAMBRIDGE, MASSACHUSETTS

PLANNING BOARD

CITY HALL ANNEX, 57 INMAN STREET, CAMBRIDGE 02139

NOTICE OF DECISION

Case No: PB#161

Address: 784 Memorial Drive

See Doc

Zoning: Office 3

Owners/Applicants: 784 Memorial Drive LLC (joint venture of the Polaroid Corporation and Spaulding & Slye Memorial Drive LLC, c/o Spaulding and Slye, 255 State Street, Boston, MA 02109).

Application Date: February 15, 2000

Public Hearing: March 14, 2000

Planning Board Decision: March 28, 2000

Date of Filing Decision: April 3, 2000

Application: Planning Overlay Special Permit (Section 11.500) for two office/R&D buildings totaling 94,212 square feet and 120 units of housing, with 102 open parking spaces and 295 covered spaces.

Decision: GRANTED with conditions

Appeals, if any, shall be made pursuant to Section 17 of Massachusetts General Laws, Chapter 40A, and shall be filed within twenty (20) days after the filing of the above referenced decision with the City Clerk. Copies of the complete decision and final plans, if applicable, are on file with the Office of the Community Development Department and the City Clerk.

Authorized Representative to the Planning Board: Elizabeth M. Paden
For further information concerning this decision, please call Liza Paden at 349-4647, TTY: 349-4621, email lpaden@ci.cambridge.ma.us.

For title see Cert: 210388 - BK. 1182 P38
and Deeds Book. 28032 P. 290

LLP STREET

ALEXANDRIA

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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Exhibit A

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MEMORIAL DRIVE
784 MEMORIAL DRIVE
BOYES-WATSON & WENDT ARCHITECTS

ALEXANDRIA.
Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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